Exhibit 99.2

Extreme Networks

Fiscal First Quarter 2008 Revenue Results Conference Call

October 24, 2007, 5:30 p.m. EDT

Operator:

Good afternoon ladies and gentlemen. Welcome to the Extreme Networks 2008 First Quarter Conference Call. At this time all participants are on a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference please press the star followed by the zero. As a reminder this conference is being recorded today, Wednesday, October 24, 2007.

This afternoon Extreme Networks issued a press release announcing the company’s financial results for the first quarter 2008. A copy of this release is available on the company’s web site at www.extremenetworks.com. This call is being broadcast live over the Internet and will be posted on the Extreme Networks web site for replay shortly after the conclusion of the call.

The company has asked me to remind you that this conference contains forward-looking statements and involves risks and uncertainties including statements regarding the company’s expectations as to products, trends, and our performance. There can be no assurances that any forward-looking statements will be achieved and actual result could differ materially from forecast and estimates. For factors that may affect the business and financial results please refer to the company’s filings with the Securities and Exchange Commission including, without limitation, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors,” which is on file with the Securities and Exchange Commission at www.SEC.gov.

The company undertakes no obligation to update the forward-looking information in this conference call. Throughout this conference call the company will reference both GAAP and non-GAAP financial results. The company has provided a reconciliation table of GAAP and non-GAAP information in the tables that accompany the press release on its website. Please go to the Investor Relation section of the company’s website at www.extremenetworks.com.

In addition all announced results are preliminary and may be subject to change when the review of the fiscal quarter is concluded and/or a form 10Q is filed.

I will now turn the call over to Mark Canepa, President and Chief Executive Officer of Extreme Networks, please go-ahead sir.

Mark Canepa:	Thanks Vince, and thank you all for joining us. I will discuss some of the highlights of the quarter, point out the areas where we continue to make progress and describe how we are positioning Extreme for continued long-term success. Then I will turn the call over to Karen for detail on this quarter’s financials.

The majority of metrics demonstrate that this was an excellent quarter, particularly as it comes on the heels of solid performance a quarter ago. Top line revenue was up both sequentially and year-over-year to the highest it’s been in seven quarters. Yet again the strength came from product sales, which includes 9% over Q1 ‘07 and 3% sequentially.

In FY ‘07 we established a revenue base line from which we would begin stable and predictable business growth. In Q4 we showed that we were able to deliver year-over-year growth. This quarter shows further improvement with continued top line revenue growth plus a material improvement in EPS. This continued performance is due to a number of factors. The networking industry in general and the Ethernet segment in particular continued to show strong growth. We have positioned Extreme to participate in the $35 billion market. New applications such as IP Telephony, Video, Triple Play services and security continue to drive the need for more bandwidth and more control over the allocation of that bandwidth. Ethernet, which has been the logical choice for Enterprise connectivity, is now increasingly becoming the logical and cost effective choice for many carrier applications as well.

Within the broad Ethernet market, an increasing number of applications require sophisticated network implementations. Whether it is a carrier who wants to deliver new triple play services at an affordable price or a customer with an application that requires state of the art latency, bandwidth, and multicast capabilities, we have positioned Extreme to focus on enabling and simplifying the infrastructure to address these complex networking requirements. This has been and will continue to be the central mission for our organization.

Looking at our customers and markets, we continue to demonstrate solid traction in both the Enterprise and the Metro Carrier Service Provider verticals. The unique and differentiated features of a single scalable architecture, one operating environment from Edge to Core and our ability to deliver state of the art Insight and Control, enable better TCO and allow us to win new and larger accounts.

In Healthcare we were awarded business by several hospitals including a large deal with Jacobi Medical in New York. Jacobi is the largest public hospital in the Bronx, serving some 1.2 million New Yorkers. They chose our platform over other vendors because of our high-performance capability to support a wide array of wired, wireless and security applications. In Hong Kong, we continue our work with the Hong Kong Hospital Authority. Extreme has been building out numerous hospitals in the region over a multiple year period. Our core to edge solutions provided this customer reliable, secure and high performance networks that support the entire range of medical applications.

In Higher Education we were awarded business by a number of colleges, including Oklahoma State University, Texas Christian and the University of Mexico City. In addition to the business from colleges, we are also winning business within the secondary education market as represented by Silver Valley Unified School District in California and the Allegheny County Public Schools in Maryland, as well as public school districts in Palm Beach, Florida and Marysville Ohio.

In the Hospitality segment, building upon the success of implementing Extreme in their Las Vegas operations, the Wynn Resort Macau, has finished the deployment of its new Extreme network. Wynn has built a new hotel and resort community that features our scaleable wired and wireless network infrastructure, giving their guests a highly connected experience throughout their stay.

We continued our trend of selective wins in the Financial Services sector. The Extreme solution and our differentiated capabilities delivered some major wins within the German financial markets, namely SAB Dresden and West LB banks.

We also recorded a number of wins in the Government segment. In France, the INRIA, the French institute specializing in computers and automation research chose Extreme Networks to deliver their new converged network. In the United Kingdom, Extreme was selected to provide network upgrades for both the Hampshire and Derwentside city councils. In India we saw a significant win with the Ministry of Foreign Affairs.

The Metro market, or the Carrier Service Provider market, has always been and remains an area of focus for us. We continue to win large deals worldwide, including Brazil’s Internet Gratis. Brazil is one of the most rapidly growing world economies and iG is one of that country’s largest internet service providers and one of the leaders in data hosting and co-location providers that chose Extreme as their strategic platform.

We won business with Millicom International Cellular, which has operations in 16 countries in Europe and South America. They chose Extreme because of the capabilities and functionality of our data transport, in conjunction with the Ericsson’s GSM/GPRS solution, our partner for this business.

Business with our strategic partners – Avaya, Ericsson, Nokia Siemens Networks and Siemens Enterprise – continues to be very strong and grew faster than the overall Extreme business. We continue to foster these partnerships as a major part of our growth strategy. In particular, this year we are very focused on replicating the U.S. success of our Avaya partnership in Europe.

Turning to products: we continue to expand our portfolio. Two weeks ago we officially unveiled the newest member of the lineup, the Summit X150. This switch was specifically designed to enable the deployment of our successful XOS Operating System in a cost effective enterprise edge product at a starting list price of under $1000. This product effectively extends our reach to help customers dramatically lower costs while also simplifying network deployment. With the launch of this product, there is no longer a need for a cost-conscious enterprise to deploy feature poor, commodity edge product from other vendors within their network. Extreme can provide the entire solution, based upon one operating system, with one common set of products which are easier to architect, deploy, optimize and manage.

The Sales and Marketing team executed well again this quarter.

The Americas was the real standout again with revenue up 18% year-over-year. Our channel model continues to gain traction in the U.S., the transaction size is increasing and we continue to hire great people. Whether it is a system integrator looking for great networking solutions as part of a larger project or an Avaya Business partner driving a large IP Telephony or convergence project, we are seeing our channel partners as an increasingly strategic part of our growth plan. Revenue is up faster than the market, the enterprise business is strong, there are more big deals and the team is executing.

In EMEA we continued this quarter with solid business performance, even though at a level somewhat below the last few quarters. Our on-going success in EMEA was partly due to a solid expansion strategy in new countries, particularly in Eastern Europe. Going forward we will continue to capitalize in the emerging regions of Eastern Europe, while also increasing focus on the larger, more traditional western markets. To this extent 3 months ago we brought on board a very seasoned networking sales executive to lead our EMEA geography. We see the opportunities and we are staffing to get them.

Asia Pacific delivered solid results with revenue up 6% year-over-year and 35% sequentially. Last quarter we combined Japan with the rest of the APAC sales geography under the leadership of one Vice President. He is actively engaged in continuing the relationship with NTT and with building Enterprise-focused channels. The turnaround with the new Japan management team is promising, but has not yet materialized in term of results.

In the area of Services, we brought online a new offer for subscription based training. Two of the major wins I previously discussed also had high Services content from our PS practice. Having said that, the maintenance revenue stream from our support contracts declined year-over-year mostly due to the end of life of certain contracts in Japan. While these factors have negatively impacted our Services financials in the short term, our focus continues to be on meeting the needs of our customers with new and evolving offers and grow this piece of our business.

In all, chosen verticals are strengthening, costs are under control and profits are growing.

I’ll let Karen give you the good news on the product margins, which continue to improve nicely as we work very diligently to bring real discipline to our supply chain, and as we continue to shift towards newer products. While the Gross margin percentage will continue to bounce around somewhat quarter-to-quarter due to the timing and discounts of particular business, we are paying very close attention to things that in the aggregate really add up. We still have work to do on our service margins, but with our increased attention to the services area, we are optimistic that over time we will see those margins come up as well.

With that I would like to turn it over to Karen, she will speak in more detail about our financial results. Karen?

Karen Rogge:

Thanks, Mark. We are very pleased with Extreme’s financial results demonstrating measured growth as compared to both last quarter and the year-ago quarter for revenue, gross margin and earnings per share.

Starting with revenue, total revenue was $89 million, an increase of 6% over the year-ago quarter and 2% over last quarter.

Product revenues totaled $74.1 million, up 9% over the year-ago quarter. Our product book-to-bill was slightly above 1 for the quarter.

Service revenues were $14.8 million, down 3% from the prior quarter and down 6% from the year-ago quarter. In comparison to the year-ago quarter, our maintenance contract revenue has trended down as anticipated, due to the completion of extended term contracts amortized over 5 years and our transition from a mandatory toward an elective support contract renewals. Over time, we look for our professional and educational services to become more integral to the company’s financial success.

Taking a look at sales by the markets we serve, the percentage enterprise-to-service-provider sales was 79% and 21% respectively. Trends in service provider sales increased 3 percentage points from the prior quarter. The average service provider sales was 23% of total sales over the past 4 quarters.

I will now briefly update you on our product revenue metrics:

This quarter sales of XOS-based products continued to grow and were above 60% of product bookings. We have substantially completed the transition to XOS-based products and going forward, we will no longer report this metric.

The ratio of stackable and modular products sales was 63% and 37% respectively, and comparable to the prior quarter.

Bookings for PoE ports increased sequentially and grew above 37% of total ports booked, up from 33% in the prior quarter. We expect PoE ports to continue to grow based on demand for IP telephony.

Looking at revenues on a geographic basis:

U.S. revenue was up 19% year-over-year and flat sequentially to $40.7 million, due to increased customer demand for our products.

EMEA revenue, which includes our European operations, the Middle East and Africa, was $30.9 million, down 7% from the prior quarter and 6% from the year-ago quarter.

Revenue in Asia Pacific, which includes Japan, was $16.5 million, up 35% from the prior quarter and 6% from the year-ago quarter.

Revenues in other geographies, primarily North America outside of the U.S., was $0.9 million for the quarter, $0.7 million in the prior quarter, and $1.1 million in the year-ago quarter.

Now I’d like to comment on trends affecting our gross margins, excluding the effect of stock-based compensation. Please note that we have included in our press release, a reconciliation of GAAP to Non-GAAP financials.

Total Non-GAAP gross margin as a percentage of sales was 55.4%, up slightly from the prior quarter and up 350 basis points from the year-ago quarter.

Product, non-GAAP gross margin as a percent of revenue was 58%, up 140 basis points from the prior quarter and 450 basis points from the year-ago quarter. The increase in gross margin from the year-ago quarter was primarily due to the mix of new higher margin products and reductions in both warranty charges and distribution charges. The reduction in warranty charges for the quarter is due to product quality improvements in comparison to historical levels.

Non-GAAP service gross margin as a percent of revenue was 42.2%, down from the prior quarter and the year-ago quarter due to lower revenue and to proactive service upgrades on a few of our key legacy accounts, which are non-reoccurring in nature.

Our Non-GAAP operating expense, which excludes stock-based compensation and restructuring charges, were $46.7 million, down 5% from the prior quarter and down 1% from the year-ago quarter. The decline in operating expenses from the prior quarter is due to our restructuring actions in Q4, fluctuations in project materials for R&D, seasonality of sales incentive compensation and lower intellectual property litigation charges. Litigation charges for the quarter were $0.8 million, down $0.5 million dollars from the prior quarter. Overall, we continue to expect our Non-GAAP operating expenses, excluding litigation, to be in the range of $45 to $48 million over the fiscal year.

Other Income was $2.5 million, and primarily includes interest on our investment portfolio.

Non-GAAP net income was $4.7 million or 4 cents per diluted share and up from a 1 cent loss in the prior-year quarter, this excludes $1.0 million in stock-based compensation charges.

Total shares used to calculate non-GAAP diluted EPS were 115.2 million and total shares outstanding were 114.7 Million.

GAAP net income for the quarter was $3.6 million or 3 cents per diluted share.

Now moving to the balance sheet:

Total of cash, cash equivalents and investments were $224.7 million, an increase of $8.9 million compared to the end of Q4. During the quarter, we generated $7.2 million in cash flow from operations and $1.8 million in proceeds from employee stock option exercises.

Days sales outstanding was 27 days at quarter end, an increase of 3 days sequentially. Days payable outstanding was 38 for the quarter, down from 49 in the prior quarter.

Total inventory for Q1 was $25.2 million and in line with last quarter. Inventory turns were 6 for the quarter, down slightly from the prior quarter.

Total deferred revenue was $42.9 million, up $0.5 million from in the prior quarter of $42.4 million. And, Capex was $0.5 million in the quarter.

In conclusion, we are pleased with the company’s performance for the quarter. We have continued to improve our revenue, gross margins and earnings per share performance at a measured pace over the past four quarters.

With that I will now turn it back over to Mark.

Mark Canepa:	Thank you Karen. This concludes our prepared remarks and we are now ready to take your questions.

Operator:	Thank you sir. We will now begin the question and answer session. As a reminder if you have a question please the star followed by the one on your touchtone phone. If you would like to withdraw your question please press the star followed by the two. If you are using speaker equipment today you will need to lift the handset before making your selection, one moment please for our first question.

Our first question comes from the line or Ryan Hutchinson with W.R. Hambrecht, please go ahead.

Ryan Hutchinson:

Congratulations here on the progress made on the turnaround. I have a few questions if I may and I then I’ll jump back in the queue. First of all Mark, just a general sense now that you are well underway into this turnaround, as you look at the market growth rates over the next year do you thing that the business here with the changes you made that you can at least grow in line with the overall market?

Mark Canepa:

That’s obviously the $64 question right? Obviously the market continues to be very healthy and you know the business that we’re in – that is we have chosen to be in businesses where growth rate is probably in the high single-digit or low double-digit depending on whose data you are going with. You know we focus on a few segments; we’ve got solid traction in the segments that we provided, obviously as I’ve mentioned my intention is to get the company’s growth to be as high as we can make it, you know. Without putting a time frame on it, we think that we can get to where the market is going to be. Right now I’m focusing on putting together all of those things, on both a product point of view as well as a sales, service, support, marketing to get us going in that direction. We’ve now delivered two solid quarters of year-over-year growth and now the game plan is to continue to accelerate that growth as best that we can.

Ryan Hutchinson:

Okay and then in terms of strategy moving forward on the partner front. I’m bouncing around from conference call to conference call, but I think I picked up that the partners grew faster than the overall business, and then there was the commentary around expanding the opportunity, I guess, with Avaya overseas. Is that right?

Mark Canepa:

So when we talk about partners and we talk about growing faster than the overall business it refers to the strategic partners that I mentioned, right? So we have four partners that we call strategic those are Avaya, Ericsson, Nokia Siemens Networks, and there is Siemens Enterprise, as you well know Siemens kind of broke up their business into two pieces there. And we look at those and clearly we continue to see great traction with all four of them, we work very strategically with them and sure enough revenue growth is showing. With Avaya, as it pertains to Avaya we’ve over the several years we’ve built a great revenue growth partnership in the U.S. and we are learning from that model, and the big thrust in this fiscal year, and it’s not just Extreme’s thrust, but it’s the thrust jointly between Extreme and Avaya is to drive that growth rate in EMEA also. If you talk to Avaya about it they need that same kind networking partner and data infrastructure partner in EMEA also. So, I personally attended Avaya’s sales off-site about 2 or 3 weeks ago. I talked with all of the senior executives including Mike Turk, Stewart Wells and Charlie Ill at that conference. There is general strategic agreement and we got the teams working pretty hard on that.

Ryan Hutchinson:

Okay, great, and then finally just two small ones. First legal cost in the quarter, and I believe you gave an expectation for the full year and I’m assuming that is in the overall results you provide in the press release, just need to look at that and maybe one time in nature coming out of the G&A line item. And then the tax rate was a little bit lower than I anticipated so just a tax rate update for fiscal 2008.

Karen Rogge:

In terms of the litigation costs, we did include the litigation charges for the quarter during the call, so those were $.08 million for the quarter. We did not give an expectation of litigation charges going forward, you know those tend to kind of float around and fluctuate. So we’re not setting the expectation there. We did reiterate that our non-GAAP operating expenses excluding litigation charges would be in the range of $45 to $48 million per quarter for rest of the year.

Mark Canepa:	Which is what we said last time.

Karen Rogge:

Yeah, so we reiterated that. In terms of your question moving on to the effective tax rate, our tax rate is a little more complicated – since we have a full valuation on our deferred assets – than most companies, and we have over $200 million in deferred tax assets. So, the best way to do it is to take a look at what we’ve reported in terms of our tax charges for the past couple of years and make your assumption on that and basis for our model.

Ryan Hutchinson:	Okay, great, and good luck.

Mark Canepa:	Okay, thank you.

Operator:	Thank you, our next question comes from the line of Tim Long , Bank of America Securities, please go ahead.

Jess Lubert:

Good afternoon this is Jess Lubert dialing in for Tim. Just a first question, in terms of the macro, can you comment on the macro, the trends you are seeing, particularly in the U.S. market and clearly there has been some nice progression on the top line and with the products. Is it fair to think that we should see that continue here during the December quarter?

Mark Canepa:

Well without, you know, obviously we are not in the business of giving guidance at this point in time, but we see that the U.S. team has been working pretty hard over the last five quarters. They’ve gotten things pretty well together on it, and we are going to see about their continued ability to execute. It’s going to be – the deals, the transactions are getting a little larger so we are getting to participate in larger deals. The team continues to do some great hires. There is a lot more stability in the patches where a lot of our sales people are. So, we are beginning to see the results of that. The trick now is being able to continue to kind of keep that effort going. So, I spend a lot of time out and about in the US, and the signs I see are generally good. We just need to keep driving the available business.

Jess Lubert:

So Mark, given this product progress, when do we get to the point where you start to feel comfortable with the infrastructure you have in place and that you begin to add to that in the form of new hires. You see a lot of your competitors aggressively hiring to capture the growth opportunities. It sounds like you’ve gotten the organization under your control at this point in time. When should we see you start to increase the hiring effort, you know particularly in the U.S.?

Mark Canepa:

Yeah, so there is no ceiling, you know there is no headcount cap that I particularly put on the sales organization. I give the sales organization some broad cost-of-revenue ratios, we call it CPRD, that we need to manage to and I told them to be as aggressive as they feel they’re able to bring people on board and turn them productive, so that’s sort of the overall dollar ratios work. And so the sales force is being as aggressive as they feel they need to be and the business opportunities continue to materialize, they already have the ability to go size themselves correctly.

Jess Lubert:	So there is some hiring going on now?

Mark Canepa:

Oh yeah, there is hiring going on. We continue to hire and upgrade the skill sets. Wherever the sales force believes it is required. That, of course, is not just in the U.S. but in whatever region feels like they’re able to take advantage of.

Jess Lubert:

And then Mark, in terms of the service business, when you first came on board, you know one of your initiatives was to make services a bigger portion of the Extreme story it really hasn’t happened yet. When do we start to see that service business start to kind of improve?

Mark Canepa:

Yeah, that’s a good question. We’ve been working and putting the pieces in place to do that. Last quarter I appointed a vice president of our services organization reporting directly to me. This is the first time that that was done within the company; it had been tucked into the organization, so this is bringing it all the way up to my level. It takes a little bit of time to do a few things: one is to really build the new services which can more than make up for the fact that the new products being much more reliable, as you’ve heard us talk, to some extent carry a little bit less of the maintenance cost associated with them. So we are working through all of that. Obviously this got realized very early, you know when I got here and so we’ve been working on it and I will keep you posted as we go, but it’s something that I’m – that has got a very high priority with me and we’re spending a lot of cycles on it.

Jess Lubert:

Just two more quick ones. I mean the product gross margin has really improved nicely here, particularly with the new products coming out, is there any reason to think that that can’t continue? And then if you see any change in the Avaya relationship, they will be a private company most likely next week. How do you foresee their new owners changing the structure there, and how do you see your relationship with them going forward?

Mark Canepa:

Well on the first-they are two very different questions. On the first question: it’s really tough to make predictions, right? The gross margin – it’s going to be a function of the overall industry landscape. Clearly things are competitive, so that’s one variable, so there is not a lot of free high gross margin business just for the having out there; the deals tend to get contested; deal sizes tend to get larger, which tends to be more contested rather than less. So there’s a variable. And at the same time we work the supply chain very hard and over time we are moving certain manufacturing from North America manufacturing over to Asia, which tends to help the supply chain. So and then on top of that, as you heard Karen talk about, there’s quality issues that manifest into warranty; there are distribution charges as you move things around the plan. So, there are probably about 6 or 7 variables that are all kind of moving around, and so on a quarter to quarter basis it’s tough to really figure out where any single one will land. Clearly what we are doing is focusing on all of them and trying to drive them in the right direction and then we’ll see where, over time, we land. Clearly when you look at the P&L, gross margin percent had a huge impact on the business, and so it is at mine and Karen’s utmost attention.

Jess Lubert:	Nice quarter guys.

Operator:

Thank you. Ladies and gentlemen as a reminder we ask that you limit yourself to one question and one follow-up question and re-queue for any additional questions. Our next question comes from the line of Samuel Wilson with JMP Securities, please go ahead.

Samuel Wilson:	So I will do the trick of asking two questions with six parts each.

Mark Canepa:	Yeah, Yeah that’s right Sam. Thanks.

Samuel Wilson:

Mark, can you just give us an update on just, sort of, the general – I mean you sort of commented on it a little bit, but just the pricing environment in general, are you seeing any changes over the last couple of quarters in pricing?

Mark Canepa:

In general other than, I said as the deals tend to get bigger you tend to be under more competitive pressure rather than less. We also see Asia Pacific continue to be very competitive. There are some low cost competitors out there, which clearly don’t offer anywhere close to the same functionality, but are out there with some fairly low prices, so managing in Asia Pacific, particularly certain countries in Asia Pacific, is always an interesting challenge for us to how to make sure we are able to communicate the value proposition that our superior technology is able to deliver.

Samuel Wilson:

And then can you talk a briefly about – XOS in general’s got sort of this open architecture in it’s ability – when you first came on board, I think in the first sort of quarter, can you talk a little bit about developers, developer community, sort of the partnerships around XOS and trying to get some activity in that space. Can you sort of give us an update?

Mark Canepa:

Sure absolutely. I believe that is a very important part of the equation. As you know as we continue to work closely with Avaya, Avaya has certain parts of their application of telephony management structure that live right in front of our switches, which helps create a very strategic relationship with Avaya. What we’ve also done as a way of putting more meat behind this, we actually hired a team within our solutions marketing organization singularly focused on this. During our last customer advisory council this was a topic of discussion; this happened about a month or so ago, and there was a lot of interest especially in a number of verticals like higher education and some others to do that. Also, kind of stay tuned: we are working on putting together some announcements for later on in the fiscal year that are directly related to this so continue to watch this space.

Samuel Wilson:

Thanks, and then just two quick questions for Karen. I’m sorry if I missed this, but a headcount for the quarter, and also you’ve been running about a million dollars of amortization of warrants you gave to Avaya a number of years ago, and I think they roll off this year, is that true? This fiscal year?

Karen Rogge:	In terms of the Avaya warrants, yes they roll off this fiscal year, in one month. Okay, and in terms of the headcount we’re flat from our exit in Q4.

Samuel Wilson:	Perfect. Thank you very much

Operator:	Thank you. Our next question comes from the line of Phil Cusick with Bear Sterns, please go ahead. Mr. Cusick, are you still on line with us? Mr. Cusick must have stepped away from his desk.

Our next question come from the line of Manny Recarey with Kaufman Brothers, please go ahead.

Manny Recarey:	Thanks and good evening. A few questions, one Karen was there any impact from currency in the quarter on revenue?

Karen Rogge:	You know Manny, I don’t have the details on that, but you know when you look at it from a dollar basis; we sell everything in dollars. Okay, U.S. dollars? It’s all U.S.-based.

Manny Recarey:

Okay, and the second question is when you came on board one of your, I think your initiatives is to look at the supply chain and try to take as much cost as you could out of that, you’ve been there for a couple of quarters now. Can you give an update on where you stand with that?

Karen Rogge:

The organization is still working diligently on the supply chain so the numbers of initiatives that we have eluded to over the past several quarters have been in moving aggressively on our direct material charges and trying to negotiate those downward. We’ve transitioned a fair portion of our manufacturing operations going now to Asia, and if you look at it, the product gross margins are up 450 basis points year-over-year so you can see there is quite an impact in terms of the number of the supply chain activity.

Manny Recarey:	Okay so you mean, obviously that is something that is never completed but as from when you began from now, do you feel like you’re kind of like half way through that or can you give any color on that?

Karen Rogge:

Well in terms of color, I hate to give guidance at this stage in terms of any number of expectations, but in term of initiates and activities what I say is that’s ongoing. So, we are continuing to work both our kind of direct material chain, we’re continuing to work our distribution and logistics, and we’re continuing to work in our indirect material areas. So you can expect that we’re going to keep that as a continuous focus for the company for while.

Manny Recarey:	Okay that’s helpful, thanks.

Operator:	Thank you, our next question comes from the line of Subu Subrahmanyan from Sanders Morris, please go ahead?

Subu Subrahmanyan:

Thank you, I have two questions. First, can you talk a little bit about seasonality and the impact it could have on your geographic mix going into next quarter especially APAC – big increase – and is that sustainable versus U.S. and Europe do you expect to seasonal strength? And the other question was just broadly on operating model: you talked about some ranges for OpEx for the year, can you just give us some feel at least in the intermediate term for operating model in terms of what we should expect for margins?

Karen Rogge:

So let me answer the operating model and then Mark can catch get on and talk about the company’s seasonality. But in terms of the operating model, again we’re looking at this-you know I hate to give specific guidance in the quarter for individual quarters at this point, but what we’ve tried to lay out is what that looks like for the OpEx for the year. Once again that range for non-GAAP operating expense excluding litigation charges is in range of $45 to $48 million per quarter for the year, and tends to vary depending upon things like project material for R&D or end-of-year seasonality in terms of sales for incentive compensation for the quarter, et cetera. So, those are some of the fluctuations quarter to quarter.

Mark Canepa:

So in terms of seasonality, at sort of the broadest level, I don’t expect the seasonality this quarter to be any different than it was in the past years, okay, there is nothing that I know of that would cause it to be significant or different than that. That said there is one or two deals in any one geography that come in or push out and move this stuff around and, so on a normal seasonality we can always see some kind of variation and it’s way early in the quarter to kind of make any sense out of those things. So, for now make your best attempt at modeling moving forward over the next few quarters based on the kind of seasonality patterns you saw us do over the last few years.

Subu Subrahmanyan:	Good enough, and just a follow-up on that OpEx comment. Did this quarter have the full benefit of the restructuring that you did in terms of the lower OpEx?

Karen Rogge:	Yes it did.

Subu Subrahmanyan:	Okay, thank you.

Operator:	Thank you, our next question comes from Andrew Nowinski with Piper Jaffray please go ahead.

Andrew Nowinski:

Hi guys, thanks for taking my question, nice improvement this quarter. First, I was just wondering, you mentioned services are becoming a more critical piece of your business, and I’m just wondering, is it fair to think that as edge products like the 150 – the X150 – and the X450 ramp up that we would expect services to decline when compared to the services needed to implement a core product?

Mark Canepa:

So when we talk about services we really need to focus on three different kinds of things. One, there is the maintenance services and some of them the further out, you know products further out in the edge we offer things like limited life time and so the maintenance support that kind of comes along with it, and then at the end of that the customer is going to have to make up their minds about, geez, if it’s an edge product and if the thing breaks do I simple replace it, or do I go upgrade my maintenance contract, and so there is those kinds of decisions. And out at the edge you know customers make up their own minds on than we try to make some sense out of it. The other piece of this puzzle is that as you get a broader portfolio and as you are able to do more edge-to-core you get customers that all of a sudden say, you know I used to go to someone else to go and have my professional services, my implementations, my network configurations, all of that stuff, and we are beginning to see some customers coming to us now and say we want you to just take care of it. You know come in and deploy all of these, and now all of a sudden you can start to see, you start to make network deployments into the hundred of thousands of switches that could drive a lot more implementation services, which in the past we might not just have been able to see. So, there are lot of different variables again here and we are going to have to manage them all as we go along.

Andrew Nowinski:

Sure, okay thanks. Just one more quick question, you mentioned that the channel partners, but you didn’t mention anything about ShoreTel. I’m just wondering how that channel is shaping up. It seems like the market that they target, the small to medium enterprise businesses, is kind of a sweet spot for you as well so it seems like it would be a good fit.

Karen Rogge:	Excuse me, but we did not get the specific channel that you were talking about.

Andrew Nowinski:	Oh the ShoreTel channel? I’m just wondering he didn’t mention anything about ShoreTel, it just seemed like it was a great fit for a partnership.

Mark Canepa:

So, we partner with ShoreTel, in various parts of the world; fairly good business here in the U.S. We collaborate and we go into the right places with them. We are able to provide – given that they comply with a different set of standards and given that we have technology that easily enables different kinds of telephony equipment to self configure (you’ve heard us talk about our universal port technology and so on) we do that very well. Obviously the size of the relationship isn’t of the size of the one that we have with Avaya, but it enables that. And also with the 250 and now the 150, those products are designed to do very well in these smaller implementations. So we will have to see how our relationship with ShoreTel keeps going on that.

Andrew Nowinski:	Okay, thanks.

Mark Canepa:	So I think we have time for one last question.

Operator:	Thank you, our final question comes from the line of Long Jiang from UBS, please go ahead.

Long Jiang:	Hi, two quick questions. You mentioned during the call that product book-to-bill was slightly above one for the quarter; what about overall book-to-bill?

Karen Rogge:	The product book-to-bill was slightly above one. Service book-to-bill was below one, largely due to kind of seasonality with service for the quarter, and overall we were slightly below one.

Long Jiang:

Okay, all right. So I see a historical pattern here. Another question for service gross margin you mentioned service gross margin was impacted by some non-recurring factors during the quarter, so should I expect that to reverse itself next quarter?

Karen Rogge:	Yes, you should expect not to have that event next quarter.

Long Jiang:	Okay, that’s all of my questions. Thanks.

Operator:	Thank you. There are no further questions. I will turn it back to management now for any closing remarks.

Mark Canepa:

Thank you, Vince, and thank you all for joining us this afternoon. I want to thank all of our employees for a successful quarter, we’ve made a lot of very good progress at Extreme, and we position ourselves for even better things to come, and we look forward to speaking with you again at our next conference call.

Operator:	Ladies and gentlemen this concludes the Extreme Networks 2008 First Quarter Financial results.